Exhibit 99.1

420 Lexington Avenue New York City, NY 10170

CONTACT

Michael W. Reid

Chief Operating Officer

-or-

Thomas E. Wirth

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS 9% INCREASE

IN FIRST QUARTER FFO PER SHARE

First Quarter Highlights

•      9% FFO increase, $0.85 per share (diluted) versus $0.78 (diluted) in the prior year

•      Completed acquisitions of The News Building and condominium interests in 125 Broad Street for $357.0 million

•      Sold 50 West 23rd Street for $66.0 million, realizing a gain of $19.2 million

•      Originated $23.0 million of structured finance investments

•      Renewed $300.0 million unsecured revolving credit facility

•      Financed 673 First Avenue with a $35.0 million ten-year fixed rate mortgage at 5.67%

Financial Results

New York, NY, April 22, 2003 — SL Green Realty Corp. (NYSE:SLG) reported a 9% increase in operating results for the three months ended March 31, 2003.  During this period, funds from operations (FFO) before minority interest totaled $30.2 million, or $0.85 per share diluted, compared to $27.0 million, or $0.78 per share (diluted), for the same quarter in 2002.  This growth was mainly attributable to property acquisitions and increased contributions from the Company’s unconsolidated joint ventures.

Net income available for common shareholders for the first quarter 2003 totaled $33.9 million, or $1.01 per share (diluted), an increase of 102% as compared to the same quarter in 2002 when net income totaled $15.2 million, or $0.50 per share (diluted).  The 2003 results include a $0.50 per share gain on sale of 50 West 23rd Street, which had been previously classified as a discontinued

operation.  Excluding the gain, net income available to common shareholders increased 2% to $0.51 per share.

Consolidated Results

Total quarterly revenues increased 16% in the first quarter to $68.7 million compared to $59.4 million last year.  The $9.3 million growth in revenue primarily resulted from the following items:

•      $5.1 million increase from 2003 acquisitions

•      $3.3 million increase from the 2003 same-store portfolio

•      $0.7 million increase in other income

•      $0.5 million increase in non-same-store revenue

•      $0.7 million decrease in preferred and investment income

The Company’s EBITDA increased $3.4 million to $39.3 million; however margins before ground rent decreased to 68.5% compared to 74.0% for the same period last year and after ground rent, margins decreased to 63.4% from 68.0% in the corresponding period.  The reductions in margins are due to higher operating costs, primarily from insurance and seasonal fuel and steam costs, which have lower recovery rates.  The following items primarily drove EBITDA improvement:

•      $3.6 million increase from GAAP NOI;

•      $3.0 million increase from 2003 property acquisitions

•      $0.8 million increase in income from unconsolidated joint ventures

•      $0.4 million increase in non-same-store revenue

•      $0.9 million decrease from same-store portfolio

FFO improved $3.2 million primarily as a result of:

•      $3.4 million increase in EBITDA

•      $1.5 million increase in FFO adjustment from unconsolidated joint ventures

•     $1.2 million decrease from higher interest expense

•                  $0.5 million decrease from increased amortization of finance costs written-off from the renewal of the unsecured line of credit

The $1.2 million increase in interest expense was primarily associated with higher average debt levels associated with new investment activity ($1.6 million) and the funding of ongoing capital projects and working capital requirements ($0.1 million).  These increases were partially offset by reduced loan balances due to previous disposition activity ($0.5 million) and lower interest rates ($0.1 million).

The 2002 results have been restated to classify the operating results of 50 West 23rd Street and the Shelton, Connecticut property as income from discontinued operations.  The Company has a contract of sale for the Shelton, Connecticut property which is scheduled to close during the second quarter 2003.

Same-Store Results

During the first quarter, same-store cash NOI decreased $0.2 million to $27.7 million, as compared to $27.9 million over the same prior year period.  Cash NOI margins before ground rent decreased year over year from 62.3% to 57.0%.  The decrease in cash NOI was driven by a $4.4 million (19%) increase in expenses.  This increase was primarily due to:

•      $2.1 million (30%) increase in real estate taxes

•      $1.0 million (110%) increase in steam, heating and fuel costs

•      $0.7 million (267%) increase in insurance costs

•      $0.2 million (5%) increase in repairs, maintenance and cleaning expenses

•      $0.3 million (33%) increase in management, professional and advertising costs

The increase in expenses was partially offset by a $4.3 million (8%) increase in cash revenue due to:

•                  $2.5 million increase from replacement rents, which were 26% higher than previously fully escalated rents, including early renewals ($1.7 million) and contractual rent steps and reduced free rent ($0.8 million).

•                  $1.0 million increase in escalation and reimbursement revenue primarily due to real estate tax reimbursements ($1.2 million).

•      $0.6 million increase from higher weighted-average occupancy in 2003 (96.8%) compared to 2002 (96.5%).

Approximately 93% of the quarterly electric expense was recovered through the utility clause in the tenants’ leases.

Leasing Activity

For the quarter, the Company signed 57 office leases totaling 316,733 rentable square feet with starting office cash rents averaging $36.87 per square foot, a 4.5% increase over previously escalated cash rents averaging $35.28 per square foot.  Tenant concessions averaged 4.0 months of free rent with an allowance for tenant improvements of $19.62 per rentable square foot.  This leasing activity includes early renewals for five office leases totaling 41,021 rentable square feet.  Including retail and storage, the Company’s quarterly leasing activity totaled 63 signed leases for 331,304  rentable square feet.

New Property Activity

220 East 42nd Street

In February 2003, the Company completed the previously announced acquisition of the 1.1 million square foot office property located at 220 East 42nd Street known as The News Building, a property located in the Grand Central and United Nations marketplace, for a purchase price of $265.0 million.  Prior to the acquisition, the Company held a $53.5 million preferred equity investment in the property that was redeemed in full at closing.  In connection with the redemption, the Company earned a redemption premium totaling $4.4 million that is being accounted for as a reduction of basis adjusting the effective purchase price to $260.6 million.  In connection with this acquisition, the Company assumed a $158.0 million mortgage, which matures in September 2004 and bears interest at LIBOR plus 1.76%, and issued approximately 376,000 units of limited partnership interest in the SL Green Operating Partnership having an aggregate value of approximately $11.3 million.  The remaining $42.2 million of the purchase price was funded from borrowings under the Company’s unsecured credit facility.  A portion of which was used to repay, at closing,  a $28.5 million mezzanine loan on the property.

125 Broad Street

In March 2003, the Company acquired condominium interests in 125 Broad Street for approximately $92.0 million.  The Company assumed the $76.6 million first mortgage currently encumbering this property.  The mortgage matures in October 2007 and bears interest at 8.29%.  In addition, the Company issued 52,000 units of limited partnership interests in the SL Green Operating Partnership having an aggregate value of approximately $1.6 million.  The property is encumbered by a ground lease, which the condominium can acquire in the future at a fixed price.

50 West 23rd Street

In March 2003 the Company sold 50 West 23rd Street for $66.0 million or approximately $198 per square foot.  The Company acquired the building at the time of its IPO in August of 1997, at a purchase price of approximately $36.6 million.  Since that time, the building was upgraded and repositioned enabling the Company to realize a gain of approximately $19.2 million.  The proceeds of the sale were used to pay off an existing $21.0 million first mortgage and substantially all of the balance was reinvested into the acquisitions of 220 East 42nd Street (The News Building) and 125 Broad Street to effectuate a partial 1031 tax-free exchange.

Structured Finance Activity

During January 2003, the Company originated a $15.0 million structured finance investment with an initial yield of 12.5%.  Also in January 2003, the Company originated an $8.0 million preferred equity investment with an initial yield of 12.0%.

As of March 31, 2003, the par value of the Company’s structured finance and preferred equity investments totaled $114.5 million.  The weighted balance outstanding over the quarter was $125.2 million.  During the first quarter 2003 the weighted average yield was 12.4%.  The quarter end run rate was 12.8%.

Financing Activity

Unsecured Line of Credit Renewal

In March 2003, the Company renewed its $300.0 million unsecured revolving credit facility with a group of 13 banks led by Fleet National Bank.  The Company has an option to increase the capacity under this credit facility to $375.0 million.  The unsecured revolving credit facility has a term of three years and bears interest at a spread ranging from 130 basis points to 170 basis points over LIBOR, based on the Company’s leverage ratio.  As of the renewal date, the

Company’s current borrowing rate decreased from 150 basis points over LIBOR to 140 basis points over LIBOR.

673 First Avenue Mortgage

In February 2003, the Company completed a $35.0 million first mortgage financing of the property located at 673 First Avenue.  The mortgage bears interest at a fixed rate of 5.67% and matures in February 2013.  The financing proceeds were used to reduce the Company’s outstanding balance on the Company’s unsecured line of credit.

Other

Today, SL Green’s portfolio consists of interests in 26 properties, aggregating 12.9 million square feet.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of commercial office properties in Manhattan.  The Company is the only publicly traded REIT which exclusively specializes in this niche.

Financial Tables attached

To receive SL Green’s latest news release and other corporate documents, including the First Quarter Supplemental Data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at:  www.slgreen.com

During the April 23, 2003 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  In addition, the Company has used non-GAAP financial measures in this press release.  The GAAP financial measure most directly comparable to each non-GAAP financial measure presented and discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure can be found on pages six and eight of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenue:
Rental revenue, net	$53,280	$45,794
Escalations & reimbursement revenues	8,460	6,506
Signage rent	325	466
Investment income	3,361	3,720
Preferred equity income	1,556	1,911
Other income	1,701	975
Total revenues	68,683	59,372
Expenses:
Operating expenses	17,094	13,323
Real estate taxes	9,998	7,059
Ground rent	3,164	3,159
Interest	9,652	8,418
Depreciation and amortization	10,883	9,267
Marketing, general and administrative	3,186	3,202
Total expenses	53,977	44,428
Income from continuing operations before minority interests, preferred stock dividends, gain on sales, affiliates and joint venture	14,706	14,944
Equity in net loss from affiliates	(97)	(84)
Equity in net income from unconsolidated joint ventures	4,176	3,333
Minority interest in operating partnership	(1,132)	(1,110)
Income from continuing operations	17,653	17,083
Income from discontinued operations, net of minority interest	867	553
Gain on sale of discontinued operations, net of minority interest	17,827	—
Net income	36,347	17,636
Preferred stock dividends and accretion	(2,431)	(2,423)
Net income available to common shareholders	$33,916	$15,213
Net income per share (Basic)	$1.11	$0.51
Net income per share (Diluted)	$1.01	$0.50
Funds From Operations (FFO)
FFO per share (Basic)	$0.92	$0.84
FFO per share (Diluted)	$0.85	$0.78
FFO Calculation:
Net income available to common shareholders	$33,916	$15,213
Less:
Gain on sale of discontinued operations	(17,827)	—
Amortization of deferred financing costs and depreciation of non-real estate assets	(1,484)	(983)
Add:
Joint venture FFO adjustment	3,387	1,881
Depreciation and amortization	10,883	9,267
FFO adjustment from discontinued operations	90	374
Minority interest in operating partnership	1,132	1,110
Preferred stock accretion	131	123
FFO — BASIC	$30,228	$26,985
Add: Preferred stock dividends	2,300	2,300
FFO — DILUTED	$32,528	$29,285
Basic ownership interests
Weighted average REIT common shares	30,706	29,992
Weighted average partnership units held by minority interest	2,280	2,271
Basic weighted average shares and units outstanding	32,986	32,263
Diluted ownership interest
Weighted average REIT common and common share equivalent shares	31,203	30,634
Weighted average partnership units held by minority interests	2,280	2,271
Common share equivalents for preferred stock	4,699	4,699
Diluted weighted average equivalent shares and units outstanding	38,182	37,604

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	March 31, 2003	December 31,2002
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$182,510	$131,078
Buildings and improvements	981,971	683,165
Building leasehold	150,375	149,326
Property under capital lease	12,208	12,208
	1,327,064	975,777
Less accumulated depreciation.	(130,675)	(126,669)
	1,196,389	849,108

Assets held for sale.	16,226	41,536
Cash and cash equivalents	24,619	58,020
Restricted cash	59,035	29,082
Tenant and other receivables, net of allowance of $6,090 and $5,927 in 2003 and 2002, respectively	8,921	6,587
Related party receivables.	5,213	4,868
Deferred rents receivable net of allowance of $6,915 and $6,575 in 2003 and 2002, respectively	57,223	55,731
Investment in and advances to affiliates	3,733	3,979
Structured finance investments, net of discount of $165 and $205 in 2003 and 2002, respectively	114,496	145,640
Investments in unconsolidated joint ventures.	213,802	214,644
Deferred costs, net	37,251	35,511
Other assets.	18,911	28,464
Total assets	$1,755,819	$1,473,170

Liabilities and Stockholders’ Equity
Mortgage notes payable.	$621,469	$367,503
Revolving credit facilities	51,000	74,000
Unsecured term loan	100,000	100,000
Derivative instruments at fair value	11,553	10,962
Accrued interest payable	2,917	1,806
Accounts payable and accrued expenses	36,906	41,197
Deferred compensation awards	—	1,329
Deferred revenue/gain.	27,337	3,096
Capitalized lease obligations.	15,937	15,862
Deferred land lease payable	14,786	14,626
Dividend and distributions payable.	17,859	17,436
Security deposits	20,928	20,948
Liabilities related to assets held for sale.	14,821	21,321
Total liabilities	935,513	690,086

Minority interests.	54,819	44,039
Minority interest in partially owned assets.	490	679
Commitments and contingencies
8% Preferred Income Equity Redeemable Shares $0.01 par value, $25.00 mandatory liquidation preference, 4,600 outstanding at March 31, 2003 and December 31, 2002	111,852	111,721
Stockholders’ Equity
Common stock, $0.01 par value 100,000 shares authorized, 30,939 and 30,422 issued and outstanding at March 31, 2003 and December 31, 2002 respectively	309	304
Additional paid — in capital	603,907	592,585
Deferred compensation plan	(9,224)	(5,562)
Accumulated other comprehensive loss	(11,375)	(10,740)
Retained earnings.	69,528	50,058
Total stockholders’ equity	653,145	626,645
Total liabilities and stockholders’ equity	$1,755,819	$1,473,170

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2003	2002
Operating Data:
Net rentable area at end of period (in 000’s)(1)	12,860	10,036
Portfolio occupancy percentage at end of period	95.5%	97.0%
Same Store occupancy percentage at end of period	96.8%	96.6%
Number of properties in operation	26	25

Office square feet leased during quarter (rentable)	316,733	168,798
Average mark-to-market percentage-office	4.3%	29.7%
Average starting cash rent per rentable square feet-office	$36.87	$38.42

(1)   Includes wholly owned and majority and minority owned properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands)

	Three Months Ended March 31,
	2003	2002
Net income available to common shareholders:	$33,916	$15,213
Add:
Dividends on preferred shares	2,300	2,300
Preferred stock accretion	131	123
Net income:	36,347	17,636
Add:
Minority interest	1,132	1,110
Interest expense	9,652	8,418
Depreciation and amortization expense	10,883	9,267
Less:
Income from discontinued operations	867	553
Gain on sale of discontinued operations	17,827	—
Earnings before interest, depreciation and amortization (EBITDA):	39,320	35,878
Add:
Marketing, general & administrative expense	3,186	3,202
Operating income from discontinued operations	1,705	1,798
Less:
Non-building revenue	6,326	6,586
GAAP net operating income (GAAP NOI)	$37,885	$34,292

GAAP NOI:	$37,885	$34,292
Less:
GAAP NOI from discontinued operations	1,705	1,798
GAAP NOI from other consolidated properties	2,712	(60)
Other Non-Same-Store NOI	4,138	2,324
2003 Same-Store GAAP NOI	$29,330	$30,230
Less:
Free-Rent	479	708
Straight-line rent	1,329	1,762
Add:
Ground lease straight-line rent expense	160	160
2003 Same-Store cash NOI	$27,682	$27,920

* - See page 6 for a reconciliation of FFO